UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2018

Bellicum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX		77030
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 832-384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Bellicum Pharmaceuticals, Inc. (the “Company”) has appointed Atabak Mokari, 41, to serve as Senior Vice President and Chief Financial Officer (including as its principal financial officer), effective as of December 19, 2018.

Prior to joining the Company, Mr. Mokari served as Chief Financial Officer and Vice President of Corporate Development of IRIDEX Corporation, a publicly-traded medical technology company, beginning in July 2016. Previously, Mr. Mokari held positions as a senior healthcare investment banker at Wells Fargo Securities from September 2013 to July 2016, at UBS from September 2009 to July 2013, and at Credit Suisse from July 2005 to February 2009. Early in his career, Mr. Mokari served as an analyst at Olympus Partners, a private equity firm, and Bowles Hollowell Conner & Co., an investment banking firm. Mr. Mokari holds an MBA from The Tuck School of Business at Dartmouth College and a B.S. in Chemistry and Biology from Duke University.

In connection with Mr. Mokari’s appointment, the Company entered into an employment agreement with Mr. Mokari that governs the terms of his employment with the Company. Among other things, the employment agreement provides for (i) an annual base salary of $375,000, (ii) a one-time cash signing bonus of $155,000, (iii) at the sole discretion of the Board (or an authorized committee thereof), an annual target cash performance bonus of 40% of his annual base salary, and (iv) an option to purchase 300,000 shares of the Company’s common stock, which will vest over a four-year period, with 25% vesting on the one-year anniversary of the commencement of employment and the remainder vesting monthly thereafter in equal increments for 36 months, subject to his continuous service to the Company on each vesting date.

If Mr. Mokari’s employment is terminated by the Company without cause, or if he resigns for good reason other than in connection with a change of control transaction, then Mr. Mokari will be entitled under his agreement to continue to receive his annual base salary and payment of premiums for continuation of healthcare benefits for a period of 12 months following such termination. In addition, Mr. Mokari will be paid a lump sum cash amount equal to his target annual performance bonus for the year of termination, prorated based on the number of calendar days he was employed during the year. Alternatively, if Mr. Mokari is terminated without cause or if he resigns for good reason immediately prior to or 12 months following a change in control transaction, he will be entitled to continue to receive his annual base salary and payment of premiums for continuation of healthcare benefits for a period of 12 months, a lump sum cash amount equal to the full target performance bonus for the year of termination, and accelerated vesting of any unvested time-based equity awards. Mr. Mokari may also be entitled to receive tax gross up payments in the event any payments made in connection with a change in control are subject to the excise taxes imposed by Sections 280G and 4999 of the Internal Revenue Code. In order to receive any severance benefits under the employment agreement, Mr. Mokari is required to execute a release of claims in favor of the Company and comply with certain other post-employment covenants set forth in the employment agreement.

Mr. Mokari will enter into the Company’s standard form of indemnification agreement for its directors and executive officers.

There are no family relationships between Mr. Mokari and any of the Company’s current or former directors or executive officers. Mr. Mokari is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: December 13, 2018	By:	/s/ Richard A. Fair
Richard A. Fair
Chief Executive Officer